Recent Developments

Funded Loan Volume and Cash Position

The Company reports preliminary Q1 2026 Funded Loan Volume for the quarter of $1.64B, an 89% year-over-year increase and exceeding the high end of the previously stated guidance range of $1.40B to $1.55B. Following closing of this anticipated offering, we expect to have an estimated cash and cash equivalents balance of approximately $130M, which includes $24M of cash and cash equivalents attributable to our U.K.-based bank. In addition, the Company reaffirmed that it expects to achieve $1.0 billion in monthly loan volume, consisting of funded loan volume and processed loans, by the end of May 2026 assuming continued Tinman® AI Platform partnership growth.